Exhibit 99.1

EXECUTION VERSION

COOPERATION and support AGREEMENT

This COOPERATION AND SUPPORT AGREEMENT (the “Agreement”), dated as of May 28, 2019, is made and entered into by and among Bed Bath & Beyond Inc., a New York corporation (the “Company”); LEGION PARTNERS HOLDINGS, LLC (“Legion”) and the other persons and entities listed on Schedule A hereto (collectively and together with Legion, the “Legion Investors”); MACELLUM ADVISORS GP, LLC (“Macellum”) and the other persons and entities listed on Schedule B hereto (collectively and together with Macellum, the “Macellum Investors”); and ANCORA ADVISORS, LLC (“Ancora”) and the other persons and entities listed on Schedule C hereto (collectively and together with Ancora, the “Ancora Investors,” and collectively with Legion Investors and Macellum Investors, the “Investor Group” and each individually, an “Investor”).

WHEREAS, the Company and representatives of the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”) and the Company’s on-going business transformation;

WHEREAS, the Investor Group previously submitted a notice of nomination of sixteen candidates to serve as directors of the Company and stand for election at the 2019 annual meeting of shareholders of the Company (the “2019 Annual Meeting”) and related materials, which notice was dated March 26, 2019 and supplemented on March 31, 2019 (the “Nomination Notice,” including any attachments and supplements made thereto);

WHEREAS, as of the date of this Agreement, the Legion Investors beneficially own shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) and such other securities relating to the Company as set forth on Schedule A hereto;

WHEREAS, as of the date of this Agreement, the Macellum Investors beneficially own shares of Common Stock and such other securities relating to the Company as set forth on Schedule B hereto;

WHEREAS, as of the date of this Agreement, the Ancora Investors beneficially own shares of Common Stock and such other securities relating to the Company as set forth on Schedule C hereto;

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its shareholders would be served at this time by, among other things, coming to an agreement with respect to the matters covered in this Agreement and by the Company and the Investor Group agreeing to the other covenants and obligations contained herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

1.             Board Matters; Board Nominations; Board Policies and Procedures.

(a)   Board Matters. In connection with the actions set forth below and otherwise contemplated by this Agreement, the Board has relied on information and materials that the Investor Group and each New Director (as defined below) has provided to the Company, including interviews conducted of each New Director, information provided in the Nomination Notice, authorizations from the Investor Group and/or the New Directors with respect to background checks, information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) have assumed (and the Investor Group and New Directors have represented and warranted) that such information and materials, the director questionnaire and other customary director onboarding documentation provided by each New Director is or will be fully completed, true and accurate. Based on such information, the Nominating Committee has reviewed and approved the qualifications of each New Director to serve as a member of the Board and meet the requirements to qualify as “independent” as defined by the listing standards of the NASDAQ Stock Market and by the Securities and Exchange Commission (“SEC”). Concurrently with the effectiveness of this Agreement, the Board will take all necessary action to:

(i)	increase the size of the Board by four and appoint each of John E. Fleming, Sue E. Gove, Jeffrey A. Kirwan, and Joshua E. Schechter (the “New Directors”) as new directors of the Company, effective as of the first business day following the date hereof, to fill the resulting vacancies from such newly created directorships with a term expiring at the 2019 Annual Meeting or until such person’s earlier death, resignation, disqualification or removal;

(ii)	prior to the filing and mailing of its definitive proxy statement for the 2019 Annual Meeting and conditioned upon the Investor Group and each New Director delivering to the Company on the date hereof fully executed consents from each New Director setting forth their consent to serve as director nominees and directors and to be named in the Company’s proxy statement and proxy card, nominate each New Director as a candidate for election to the Board at the 2019 Annual Meeting to serve until the 2020 annual meeting of shareholders (the “2020 Annual Meeting”), or until such person’s earlier death, resignation, disqualification or removal, and recommend in favor of and support such New Director’s election to the Board by the shareholders at the 2019 Annual Meeting and solicit shareholders accordingly in the same manner as for other independent director candidates nominated by the Company at the 2019 Annual Meeting;

(iii)	appoint two of the New Directors selected by the Board as new members of the Business Transformation and Strategy Review Committee of the Board (the “Transformation Committee”);

(iv)	appoint two of the New Directors selected by the Board as new members of the CEO Search Committee of the Board (the “Search Committee”); and

(v)	at the 2020 Annual Meeting while the Standstill Period (as defined below) is in effect, and conditioned upon each New Director providing the information, authorizations and documentation required of all director nominees, nominate each New Director as a candidate for election to the Board at the 2020 Annual Meeting to serve until the 2021 annual meeting of the shareholders (the “2021 Annual Meeting”) or until such person’s earlier death, resignation, disqualification or removal, and recommend in favor of such New Director’s election to the board by the shareholders at the 2020 Annual Meeting and solicit shareholders accordingly in the same manner as for other independent director candidates nominated by the Company at the 2020 Annual Meeting.

(b)   Service on Other Board Committees. Beyond the additions to the Transformation Committee and the Search Committee referenced above, the Board shall in accordance with its customary governance processes determine appropriate Board committee assignments for the New Directors taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees and, subject to the foregoing, appoint one or more of the New Directors who meet such requirements to one or more other committees of the Board such that (as long as each New Director meets the applicable independence standards and criteria for each such committee) at least one of the New Directors is on each such committee.

(c)   Board Policies and Procedures. Each party acknowledges that each New Director (and any Replacement) shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall for the avoidance of doubt be required to strictly adhere to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board. Each New Director (and any Replacement) shall be required to provide the Company with such information and authorizations as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of the Company’s proxy statement and other periodic reports or legally required disclosures with the SEC and to applicable stock exchanges and regulatory authorities, and the members of the Investor Group shall also provide such information as reasonably requested as may be required to be disclosed under applicable law or stock exchange regulations. The Company agrees that each New Director shall receive (i) the same compensation for service as a director as the compensation received by other non-management directors on the Board, and (ii) such other benefits on the same basis as all other non-management directors on the Board.

(d)   Replacement Process for New Directors. If, following the date of this Agreement and prior to the expiration of the Standstill Period, a New Director is unable to serve as an independent director of the Company for any reason or otherwise continue service on the Board (other than on account of failure to be elected at the 2019 Annual Meeting or 2020 Annual Meeting or for departures from the Board contemplated by the following clause (f)) (such director, the “Departing Director”), Legion and the Company shall work together in good faith regarding identifying a highly qualified replacement independent director candidate, including Legion having the right to propose privately to the Company a recommended replacement independent director nominee who is unaffiliated with (and independent of) the Investor Group and possesses relevant qualifications for the Company who will be appointed to the Board expeditiously following such Departing Director’s departure from the Board and receipt of the reasonable approval of the Nominating Committee and Board after exercising their good-faith customary due diligence review and fiduciary duties and taking into account relevant skillsets and the needs of the Board, including interviews with and background checks of any such suggested candidates and receipt and review of required information (and any director so appointed as a replacement, a “Replacement”) and it being understood that (i) Legion may continue to propose privately additional candidates in the event identified Replacement candidates are not agreed upon for appointment to the Board and, (ii) in the event identified Replacement candidates are not agreed upon for appointment to the Board or Legion otherwise agrees, the Company may identify candidates to consider as replacements for the Departing Director, including candidates that may be identified through processes with Heidrick & Struggles or other search firms; provided that the Company’s obligations pursuant to this Section 1(d) shall terminate at such time as Legion ceases to have “net long” beneficial ownership of at least 1.75% of the outstanding shares of Common Stock or the Investor Group ceases to have “net long” beneficial ownership of at least 2.5% of the outstanding shares of Common Stock.

(e)   Future Potential Departures from the Board. As part of the Board’s regular self-evaluation and re-nomination process following the departure of eight of the Company’s directors in 2019 and the appointment of a substantial number of new directors since 2017, the Board will look to and assess the approach for the departure of two additional directors from the Board (which may include one or more of the incumbent directors, the New Directors (and any Replacements) or subsequently newly appointed or elected directors) by the end of fiscal year 2021 (whether by retirement, resignation, not being re-nominated for or standing for re-election at the 2022 annual meeting of the shareholders or otherwise). For the avoidance of doubt, any Chief Executive Officer appointed by the Board may be added to the Board through an increase in the size of the Board and without additional departures of any directors being required.

(f)    The Company’s obligations under this Agreement shall terminate, and the Investor Group shall have no designation or nomination or other rights under this Agreement, at such time as any Investor or other Related Person (as defined below) or any of the other individuals or entities who were listed as participants in the Investor Group’s initial 2019 preliminary proxy statement and solicitation with respect to the Company or as members of the Investor Group’s initial Schedule 13D group with respect to BBBY (the “Additional LMA Group Members”) submits a notice of nomination or business proposal to the Company. For the avoidance of doubt, the New Directors (and any Replacements thereof) shall also tender their resignations from the Board and the Board, in its sole discretion, may accept their resignations, in the event any Investor, Related Person or Additional LMA Group Member submits a notice of nomination or business proposal to the Company. Each New Director has executed and delivered to the Company a form of irrevocable resignation letter as set forth on Exhibit C hereof, and each Replacement shall do so as well as a condition of their appointment to the Board.

2.             Voting. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period (and at any action taken by consent of shareholders during such period), each of the Investors agrees to (i) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors and against any proposals to remove any such members of the Board, (b) against any nominees to serve on the Board that have not been recommended by the Board and (c) with respect to all other matters other than a Voting Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s proxy statement, and (iii) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s card”); provided, however, that notwithstanding the foregoing, in the event that both Institutional Shareholders Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal (other than the election or removal of directors), each of the Investors shall have the right to vote on the Company’s card in accordance with the recommendation of ISS and Glass Lewis with respect to such proposal so long as no Investor publicly discloses such vote; provided, further, that with respect to any Voting Exempt Matter, each of the Investors shall have the ability to vote freely on the Company’s card so long as no Investor publicly discloses such vote. For purposes of this Section 2, a “Voting Exempt Matter” means, with respect to the Company: (i) any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party; (ii) any implementation of takeover defenses not in existence as of the date of this Agreement by the Company; or (iii) the adoption of new or amended compensatory plans by the Company that require a shareholder vote. During the Standstill Period, not later than five business days prior to each of the Company’s meetings of shareholders, each Investor shall vote in accordance with this Section and shall not revoke or change any such vote.

3.             Standstill.

(a)   From the date of this Agreement until the expiration of the Standstill Period (as defined below), each Investor shall not, and shall cause its respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on its behalf or at its direction, agents and other representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)	make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring Common Stock by means other than a tender or exchange offer within the limitations set forth in Section 3(a)(iii));

(ii)	engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;

(iii)	purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock of the Company, or any assets or liabilities of the Company; provided that the Investor Group, in the aggregate, may acquire beneficial ownership of up to 9.9% of the then outstanding shares of Common Stock;

(iv)	seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) acquisition of or disposition of any securities of the Company;

(v)	sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)—(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;

(vi)	take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation, as amended (the “Charter”) or Amended By-laws (the “By-laws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)	pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act communicate with shareholders of the Company or others;

(viii)	engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;

(ix)	call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Charter or By-laws, including any “town hall meeting”;

(x)	deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);

(xi)	act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage or take any other action with respect to the appointment, election or removal of any directors;

(xii)	form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities; provided, however, that nothing in this Agreement shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement upon notice to the Company, so long as any such Affiliate first agrees to be bound in writing by the terms and conditions of this Agreement (it being understood that any Schedule 13D amendment or other legally required update and the contents thereof may not violate any of the restrictions set forth in this Agreement);

(xiii)	demand a copy of the Company’s list of shareholders or its other books and records or make any request under Section 624 of the New York Business Corporation Law or equivalent state or federal laws;

(xiv)	commence, encourage, join as a party, or support any litigation, arbitration, derivative action in the name of the Company or any class action or other proceeding against the Company or any of its current or former officers or directors, in each case with the intent of circumventing the provisions of this Section 3, or take any action challenging the validity or enforceability of any of the provisions of this Section 3 or Section 26; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation against the Company to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated;

(xv)	engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Investor Group or any individual Investor or member thereof ceasing to have a “net long position” in the Company;

(xvi)	make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any Party; or

(xvii)	enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any executive officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications and subject to the confidentiality obligations to the Company of any such director or officer; (B) privately communicating to any of their potential investors or investors publicly available factual information regarding the Company consistent with prior practice in any of the Investors’ annual and quarterly investor letters, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and not undertaken with the intent to circumvent Section 3 or Section 26 of this Agreement; and (C) privately communicating to any shareholders of the Company about factual matters concerning the Company in a manner that otherwise does not violate this Agreement; provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications. None of the Investors nor any of their Affiliates shall seek to do directly or indirectly through any director of the Company or other individual anything that would be prohibited under this Agreement if done by any of the Investors or their Affiliates or their agents and representatives.

(b)   Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute a Change of Control and which Change of Control transaction was not encouraged, facilitated or solicited by any of Investors or their Related Persons, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.

(c)   For purposes of this Agreement:

(i)	“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)	“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)	a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction with a third party whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells all or substantially all of the Company’s assets to a third party;

(v)	“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(vi)	“Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is 30 calendar days prior to the last day of the advance notice period for the submission by shareholders of non-proxy access director nominations for the 2021 Annual Meeting (as set forth in the advance notice provisions of the By-laws existing on the date hereof) or such later date as may be agreed by the parties.

(d)   At any time during the Standstill Period, upon reasonable written notice from the Company to a member of the Investor Group, the Investor Group and each member thereof will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual or Affiliates thereof.

4.             Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.             Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a)(i) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Schedules A-C to this Agreement and each such schedule includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) the other persons and entities listed on Schedule A hereto are all of the Affiliates of Legion that beneficially own, directly or indirectly, shares of Common Stock; the other persons and entities listed on Schedule B hereto are all of the Affiliates of Macellum that beneficially own, directly or indirectly, shares of Common Stock; and the other persons and entities listed on Schedule C hereto are all of the Affiliates of Ancora that beneficially own, directly or indirectly, shares of Common Stock;(b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement; (d) each of the Investors shall cause each of its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such Investor does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor represents and warrants that it has no voting commitments (written or oral) with any of the New Directors as of the date hereof and agrees that it shall not compensate or otherwise incentivize any New Director for their involvement in the Company or serving on the Board or enter into voting commitments, (written or oral) relating to the Company with any director or officer of the Company. Each Investor further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own Representatives) with respect to its investment in the Company, the selection or identification of any CEO or other officer position for the Company, any potential transaction involving the Company, or the acquisition, voting or disposition of any securities of the Company, except as otherwise disclosed publicly in the Investor Group’s Schedule 13D or preliminary proxy statement filed with the SEC prior to the date hereof. The Investors represent and warrant that no member of the Investor Group has any control or influence over any compensation or other monetary payments to be received by any of the New Directors in connection with their service as a director of the Company and that none of the Investors are aware of any facts or circumstances that will prevent any New Director from exercising independent judgment with respect to any matter involving the Company or items that may come before the Board or any of its committees. The Investors represent and warrant that the information previously provided to the Company, including with respect to Macellum Home Fund, LP, is true, accurate and complete in all material respects. The Investors will not unnecessarily delay, prohibit or interfere with any request by any New Director who is an Additional LMA Group Member to exit or withdraw from the Macellum Home Fund, except as otherwise provided for under the limited partnership agreement of the Macellum Home Fund as it exists in the form provided to the Company on or prior to the date hereof.

6.             Conclusion of Investor Group Matters. Effective immediately upon the execution of this Agreement:

(a)   Each member of the Investor Group agrees that it will not, and that it will not permit any of its affiliates, constituents or representatives to, (A) nominate or recommend for nomination any person for election at the 2019 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2019 Annual Meeting, directly or indirectly, (C) initiate, encourage or participate in any “vote no,” “withhold” or other campaign with respect to the 2019 Annual Meeting, directly or indirectly or (D) publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 6(a).

(b)   The Plaintiff in Civil Action No.: 1:19-cv-04248-ANT shall file a Notice of Voluntary Dismissal without Prejudice, substantially in the form attached as Exhibit A hereto, with respect to that action no later than the first business day following the date hereof.

(c)   The Investor Group, on behalf of itself and its Affiliates, and each member thereof irrevocably withdraws and terminates (and shall be deemed to have so withdrawn and terminated) in their entirety all demands to inspect stocklist materials, books, records and documents of the Company previously submitted by any members thereof pursuant to Section 624 of the New York Business Corporation Law or otherwise.

(d)   The Investor Group, on behalf of itself and its Affiliates, and each member thereof irrevocably withdraws (and shall be deemed to have so withdrawn) all director nominations and candidates and any related materials or notices submitted to the Company in connection therewith or related to, including the Nomination Notice.

(e)   The Investor Group, on behalf of itself and its Affiliates, and each member thereof agrees not to take any further action with respect to any solicitation materials related to the foregoing nominations or otherwise concerning the 2019 Annual Meeting or the Company filed by it or on its behalf with the U.S. Securities and Exchange Commission (the “SEC”) or provided to investors.  The Investor Group, on behalf of itself and its Affiliates, and each member thereof hereby further agrees that it will, and that it will cause its Affiliates and Associates and its or their respective representatives to immediately cease (and not resume) any and all efforts, direct or indirect, in furtherance of any solicitation (including any negative solicitation efforts) in connection with the 2019 Annual Meeting, the Company or the Company’s business, including terminating the website http://www.restorebedbath.com, and any efforts regarding its own CEO search process.

(f)    The Investor Group, on behalf of itself and its Affiliates, and each member thereof, hereby terminates each of the agreements attached to the Nomination Notice and releases any and all such counterparties, including the New Directors, from their obligations therein (and shall be deemed upon execution of this Agreement to have so terminated and released). The Investor Group confirms that there does not exist any other agreement with any of the New Directors or other candidates for election which relate to the nomination or solicitation of proxies of director candidates for election or other matters to be considered at the 2019 Annual Meeting.

7.             Public Announcements. No later than the first business day following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. Subject to applicable law, no party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

8.             SEC Filings.

(a)   No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Directors and appending or incorporating by reference this Agreement as an exhibit, provided that the Company shall first preview such Current Report with the Investors in advance of making such filing and consider comments by the Investors.

(b)   None of the Investors shall, during the Standstill Period, (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Investor shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and consider comments by the Company.

9.             Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

10.         Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Attn: Allan N. Rauch, Chief Legal Officer and General Counsel

Email: Allan.Rauch@bedbath.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W 52 Street

New York, NY 10019

Attn: Trevor S. Norwitz and Sabastian V. Niles

Email: TSNorwitz@wlrk.com

            SVNiles@wlrk.com

If to any Investor:

9401 Wilshire Boulevard, Suite 705

Beverly Hills, California 90212

Attn: Christopher S. Kiper

Email: ckiper@legionpartners.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Steve Wolosky and Elizabeth Gonzalez-Sussman

Email: swolosky@olshanlaw.com

           egonzalez@olshanlaw.com

11.         Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof.

12.         Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

13.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.         Representative. Each Investor irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Investor Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated by this Agreement. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Representative or upon any document, notice, instruction or other writing given or executed by the Investor Representative.

15.         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.

16.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.         Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

18.         Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.

19.         Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

20.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21.         Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Investor Representative (on behalf of itself and the other members of the Investor Group), on the other hand.

22.         Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable solely by the parties hereto and successors thereto. No party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Investor Representative, and any assignment in contravention of the foregoing shall be null and avoid.

23.         No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

24.         Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

25.         Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within 10 business days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the 2019 Annual Meeting, the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement, in an amount not to exceed $1,050,000.

26.           Mutual Non-Disparagement.

(a)   Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to (and will instruct the Additional LMA Group Members not to), directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Representative or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group from privately communicating to the Company, or any directors or executive officers of the Company factual information based on publicly available information. Nothing herein or elsewhere in this Agreement shall restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(b)   The Company agrees that, until the expiration of the Standstill Period, neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward any Investor or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, any Investor Representative or any Investor’s business; provided, however, that the foregoing shall not prevent private communications to the Investor Group or Investor Representatives of factual information based on publicly available information. Nothing herein or elsewhere in this Agreement shall restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(c)               Notwithstanding the foregoing, nothing in this Section 26 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement; provided, that such party must, to the extent legally permissible and practicable, provide written notice to the other party at least five business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws, and shall reasonably consider any comments of the other party. The limitations set forth in Sections 26(a) and 26(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 26(a) and 26(b) if such statement by the other party was made in breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

BED BATH & BEYOND INC. By: /s/ Mary A. Winston Name: Mary A. Winston Title: Interim Chief Executive Officer

LEGION PARTIES:

Legion Partners, L.P I

By: Legion Partners Asset Management, LLC

       Investment Advisor

By: /s/ Christopher S. Kiper

Name: Christopher S. Kiper

Title: Managing Director

Legion Partners, L.P. II

By: Legion Partners Asset Management, LLC

       Investment Advisor

By: /s/ Christopher S. Kiper

Name: Christopher S. Kiper

Title: Managing Director

Legion Partners Special Opportunities, L.P. XII

By: Legion Partners Asset Management, LLC

       Investment Advisor

By: /s/ Christopher S. Kiper

Name: Christopher S. Kiper

Title: Managing Director

Legion Partners, LLC

By: Legion Partners Holdings, LLC

       Managing Member

By: /s/ Christopher S. Kiper

Name: Christopher S. Kiper

Title: Managing Member

Legion Partners Asset Management, LLC

By: /s/ Christopher S. Kiper

Name: Christopher S. Kiper

Title: Managing Director

Legion Partners Holdings, LLC

By: /s/ Christopher S. Kiper

Name: Christopher S. Kiper

Title: Managing Member

/s/ Christopher S. Kiper

Christopher S. Kiper

/s/ Raymond White

Raymond White

MACELLUM PARTIES:

Macellum Home Fund, LP

By: Macellum Advisors GP, LLC

       its general partner

By: /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

Macellum Management, LP

By: Macellum Advisors GP, LLC

       its general partner

By: /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

Macellum Advisors GP, LLC

By: /s/ Jonathan S. Duskin

Name: Jonathan S. Duskin

Title: Sole Member

/s/ Jonathan Duskin

Jonathan Duskin

ANCORA PARTIES:

Ancora Catalyst Institutional, LP

By: Ancora Advisors, LLC

       General Partner

By: /s/ Frederick DiSanto

Name: Frederick DiSanto

Title: Chairman and Chief Executive Officer

Ancora Catalyst, LP

By: Ancora Advisors, LLC

       General Partner

By: /s/ Frederick DiSanto

Name: Frederick DiSanto

Title: Chairman and Chief Executive Officer

Merlin Partners Institutional, LP

By: Ancora Advisors, LLC

       General Partner

By: /s/ Frederick DiSanto

Name: Frederick DiSanto

Title: Chairman and Chief Executive Officer

Ancora Merlin, LP

By: Ancora Advisors, LLC

       General Partner

By: /s/ Frederick DiSanto

Name: Frederick DiSanto

Title: Chairman and Chief Executive Officer

Ancora Advisors, LLC By: /s/ Frederick DiSanto Name: Frederick DiSanto Title: Chairman and Chief Executive Officer /s/ Frederick DiSanto Frederick DiSanto

SCHEDULE A

LEGION PARTIES

Party	Beneficial Ownership
Legion Partners, L.P. I	3,452,124 shares of Common Stock (including 898,000 shares of Common Stock underlying long call options currently exercisable)
Legion Partners, L.P. II	199,952 shares of Common Stock (including 52,000 shares of Common Stock underlying long call options currently exercisable)
Legion Partners Special Opportunities, L.P. XII	982,000 shares of Common Stock (including 200,000 shares of Common Stock underlying long call options currently exercisable)
Legion Partners, LLC	As the general partner of each of Legion Partners, L.P. I, Legion Partners, L.P. II and Legion Partners Special Opportunities, L.P. XII, 4,634,076 shares of Common Stock (including 1,150,000 shares of Common Stock underlying long call options currently exercisable)
Legion Partners Asset Management, LLC	As the investment advisor of each of Legion Partners, L.P. I, Legion Partners, L.P. II and Legion Partners Special Opportunities, L.P. XII, 4,634,076 shares of Common Stock (including 1,150,000 shares of Common Stock underlying long call options currently exercisable)
Legion Partners Holdings, LLC	As the sole member of Legion Partners Asset Management, LLC and the sole member of Legion Partners, LLC; 4,634,276 shares of Common Stock (including 1,150,000 shares of Common Stock underlying long call options currently exercisable)
Christopher S. Kiper	As a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC, 4,634,276 shares of Common Stock (including 1,150,000 shares of Common Stock underlying long call options currently exercisable)
Raymond T. White	As a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC, 4,634,276 shares of Common Stock (including 1,150,000 shares of Common Stock underlying long call options currently exercisable)

SCHEDULE B

MACELLUM PARTIES

Party	Beneficial Ownership
Macellum Home Fund, LP	446,415 shares of Common Stock (including 89,500 shares of Common Stock underlying long call options currently exercisable)
Macellum Management, LP	As the investment manager of Macellum Home Fund, LP, 446,415 shares of Common Stock (including 89,500 shares of Common Stock underlying long call options currently exercisable)
Macellum Advisors GP, LLC	As the general partner of Macellum Home Fund, LP, 446,415 shares of Common Stock (including 89,500 shares of Common Stock underlying long call options currently exercisable)
Jonathan Duskin	As the sole member of Macellum Advisors GP, LLC, 446,415 shares of Common Stock (including 89,500 shares of Common Stock underlying long call options currently exercisable)

SCHEDULE C

ANCORA PARTIES

Party	Beneficial Ownership
Ancora Catalyst Institutional, LP	244,195 shares of Common Stock (including 83,700 shares of Common Stock underlying long call options currently exercisable)
Ancora Catalyst, LP	18,380 shares of Common Stock (including 6,300 shares of Common Stock underlying long call options currently exercisable)
Merlin Partners Institutional, LP	235,455 shares of Common Stock (including 81,000 shares of Common Stock underlying long call options currently exercisable)
Ancora Merlin, LP	27,121 shares of Common Stock (including 9,000 shares of Common Stock underlying long call options currently exercisable)
Ancora Special Opportunity Fund	20,000 shares of Common Stock
Ancora/Thelen Small-Mid Cap Fund	96,780 shares of Common Stock
Ancora Advisors, LLC	As the investment advisor to each of Ancora Catalyst Institutional, LP, Ancora Catalyst , LP, Merlin Partners Institutional, LP, Ancora Merlin, LP, Ancora Special Opportunity Fund, Ancora/Thelen Small-Mid Cap Fund and certain separately managed accounts, including accounts held by owners and employees of Ancora Advisors, LLC, 1,825,096 shares of Common Stock (including 180,000 shares of Common Stock underlying long call options currently exercisable). Of this total, 1,183,165 shares of Common Stock are held in separately managed accounts, of which Ancora Advisors, LLC has voting and dispositive power over 1,122,757 shares and dispositive power over 60,408 shares.
Frederick DiSanto	As the Chairman and Chief Executive Officer of Ancora Advisors, LLC, 1,825,096 shares of Common Stock (including 180,000 shares of Common Stock underlying long call options currently exercisable)

EXHIBIT A

NOTICE OF VOLUNTARY DISMISSAL WITHOUT PREJUDICE

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

LEGION PARTNERS HOLDINGS, LLC,

Plaintiff,

-against-

BED BATH & BEYOND, INC., STEVEN H. TEMARES, STEPHANIE BELL-ROSE, HARRIET EDELMAN, PATRICK R. GASTON, JOHNATHAN B. OSBORNE, HARSHA RAMALINGAM, VIRGINIA P. RUESTERHOLZ, ANDREA WEISS, MARY WINSTON and ANN YERGER,

Defendants.

Civil Action No.: 1:19-cv-04248-ANT ECF Case

notice of dismissal

In accordance with Federal Rule of Civil Procedure 41(a)(1)(A)(i), Plaintiff Legion Partners Holdings, LLC (“Plaintiff”), by counsel, hereby gives notice that it is dismissing all claims in the above captioned matter (the “Action”) without prejudice. Because this notice of dismissal is being filed with the Court before service by Defendants of either an answer or a motion for summary judgment, Plaintiff’s dismissal of the Action is effective upon filing of this notice.

Dated: May 29, 2019

Respectfully Submitted,

OLSHAN FROME WOLOSKY LLP

_____________________________________

Thomas J. Fleming

Adrienne M. Ward

Richard W. Nicholson, Jr.

1325 Avenue of the Americas

New York, New York 10019

Tel.: (212) 451-2300

Fax: (212) 451-2222

tfleming@olshanlaw.com

award@olshanlaw.com

micholson@olshanlaw.com

Attorneys for Plaintiff

EXHIBIT B – FORM OF PRESS RELEASE

NOT FOR IMMEDIATE RELEASE

Bed Bath & Beyond Inc. Continues Transformation and Announces Appointment of Four New Directors to the Board

In Cooperation with Investor Group Consisting of Legion Partners, Macellum Advisors and Ancora Advisors, Enhances Board to Position the Company for Success

New Directors Bring Additional Retail, E-Commerce and Financial Expertise and Passion for Change to the Board to Support Business Transformation Underway

UNION, NJ., MAY 29, 2019 – Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced that four new independent directors have been appointed to the Company’s Board of Directors as part of the Board’s continued transformation. With these appointments, the Board will comprise 13 directors, 12 of whom have joined the Board within the past two years, 12 of whom are independent and seven of whom are women. All members of the Board have been selected for their complementary skill sets and shared commitment to improve the Company’s performance and drive value for all Bed Bath & Beyond stakeholders as the business continues to evolve.

With the addition of these four new independent directors – John E. Fleming, Sue E. Gove, Jeffrey A. Kirwan and Joshua E. Schechter – the Bed Bath & Beyond Board will consist of:

•	Patrick Gaston, Independent Chairman of the Board, President and Chief Executive Officer of PG Consulting, former President, Western Union Foundation and Verizon Foundation and former Senior Advisor to the Clinton Bush Haiti Fund.

•	Mary Winston, Interim Chief Executive Officer, President and Founder, WinsCo Enterprises Consulting Services and former Executive Vice President and Chief Financial Officer at Family Dollar Stores Inc.

•	Stephanie Bell-Rose, Senior Managing Director, TIAA and Head of the TIAA Institute and former managing director of The Goldman Sachs Group, Inc. and President of the Goldman Sachs Foundation.

•	Harriet Edelman, current Vice Chairman, Emigrant Bank and former Senior Vice President and Chief Information Officer, Business Transformation, and Senior Vice President, Global Supply Chain of Avon Products Inc.

•	John E. Fleming, former Global eCommerce Chief Executive Officer of Uniqlo Co. Ltd. and Chief Merchandising Officer and Chief Marketing Officer of Walmart, Inc.

•	Sue E. Gove, President of Excelsior Advisors, LLC, a retail consulting and advisory firm, a Senior Advisor to Alvarez & Marsal, former President and Chief Executive Officer of Golfsmith International Holdings, Inc and Chief Operating Officer of Zale Corporation.

•	Jeffrey A. Kirwan, former Global President and Chief Executive Officer of the Gap division of The Gap, Inc.

•	Johnathan B. (JB) Osborne, Chief Executive Officer and Co-Founder of Red Antler.

•	Harsha Ramalingam, senior advisor at Boston Consulting Group, President and Owner, Ramalingam Consulting and former Global Vice President, e-commerce Platform at Amazon.com, Inc., where he was also responsible for the Chief Information Officer and Chief Information Security Officer functions.

•	Virginia Ruesterholz, former Executive Vice President, Strategic Initiatives, Verizon Communications, Inc. and former President, Verizon Services Operations.

•	Joshua E. Schechter, private investor and public company director, former Chairman of several public boards and former co-President of Steel Partners Japan Asset Management.

•	Andrea Weiss, current Founding Partner, The O Alliance Consulting Services and Chief Executive Officer and Founder of Retail Consulting Inc., and former senior executive at dELiA*s, Inc., The Limited Inc., GUESS, Inc., Ann Taylor Stores, Inc. and The Walt Disney Company.

•	Ann Yerger, Corporate Governance Specialist for Spencer Stuart’s North American Board Practice and former Executive Director of the Council of Institutional Investors.

These appointments follow transformational changes made by the Bed Bath & Beyond Board of Directors. The Board’s recent changes and ongoing actions include:

•	Appointing nine new independent directors to the Board with relevant skillsets for accelerating the business transformation underway and promoting robust Board oversight. In addition, the Company’s longest-tenured directors have stepped down from the Board;

•	Appointing Patrick Gaston, transformational leader and seasoned executive, as Independent Chair of the Board;

•	Appointing Mary Winston, a seasoned public company executive who recently joined the Bed Bath & Beyond Board, as Interim CEO;

•	Actively searching for a permanent CEO who will bring transformation and innovation experience in the retail sector to the Company. The search process is being led by a dedicated CEO Search Committee (which will include two of the directors who joined the Board in connection with today’s announcement), chaired by independent director Virginia Ruesterholz, the recently appointed chair of the Nominating and Governance Committee, and is supported by a leading executive search firm; and

•	Creating a Business Transformation and Strategy Review Committee (which will include two of the directors who joined the Board in connection with today’s announcement), chaired by Andrea Weiss, a long-time retail executive and innovator.

Patrick Gaston, Independent Chairman of the Bed Bath & Beyond Board, said, “We have significantly transformed the Bed Bath & Beyond Board with the appointment of nine new independent directors over the last month. I am pleased to welcome John, Sue, Jeffrey and Joshua as new independent directors who bring additional financial, retail, e-commerce and leadership experience to complement our Board’s strong qualifications, skills and expertise. We appreciate the work undertaken by the Investor Group and their contributions and are excited to work collaboratively with all of our Board members and our shareholders to embrace opportunities to create lasting value for the Company and all its stakeholders. The newly transformed Board brings rich diversity of perspectives, backgrounds, ages, gender, race and ethnicity and reflects the diversity of the Company’s loyal customers and dedicated associates. We believe that our refreshed Board is well-equipped to oversee and drive the business transformation underway, and we look forward to working tirelessly on behalf of all shareholders to create significant value.”

Mary Winston, Interim Chief Executive Officer of Bed Bath & Beyond, said, “Bed Bath & Beyond is an iconic retailer with great brands, strong customer affinity and hardworking associates. We are at an important inflection point in the Company’s history, and with the benefit of a newly transformed Board, the Company is committed to taking the right actions to further enhance our competitive and financial position, transform Bed Bath & Beyond faster to win in the omnichannel marketplace and execute on our priorities.”

The Investor Group stated, “We are pleased to have reached this resolution with Bed Bath & Beyond, which is the result of collaborative dialogue and intensive engagement with the Company. Together with the existing Board members, these four new independent directors will help the Company navigate the current omnichannel retail environment and pursue our shared goal of enhancing shareholder value. We are optimistic about the Company’s efforts to find a best-in-class CEO to drive shareholder value and applaud the Board’s commitment to building an even stronger future for shareholders, customers, associates and other stakeholders.”

In connection with the appointments of the four new independent directors, Bed Bath & Beyond has entered into a cooperation and support agreement with the Investor Group, which together owns approximately 5.23% of the Company’s outstanding common stock. Under the terms of the agreement, the Investor Group has agreed to withdraw its slate of ten nominees and support and vote in favor of all of the Bed Bath & Beyond-recommended director nominees at the 2019 and 2020 Annual Meetings of Shareholders, which will include the four new independent directors appointed today. The Investor Group also has agreed to abide by certain customary standstill provisions until 30 days prior to the close of the nomination window for the Company’s 2021 Annual Meeting of Shareholders. The litigation filed by a member of the Investor Group is also being withdrawn and dismissed. The complete agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About the New Directors

John E. Fleming, age 60, has served as a member of the Advisory Board of UNTUCKit LLC, a casual men’s apparel company, since December 2017, as a member of the Board of Directors of r21Holdings, Inc., a specialty retailer of young men and women's casual apparel and accessories, since August 2017, and as a member of the Board of Directors of The Visual Comfort Group, a lighting company that serves both wholesale and direct to consumer channels, since May 2017. Additionally, Mr. Fleming has served as an independent director and advisor since August 2016. Previously, Mr. Fleming was most recently the Chief Executive Officer of Global eCommerce of Uniqlo Co. Ltd., a Japanese casual wear designer, manufacturer and retailer, from October 2013 to August 2016. Prior to that, he was at Walmart, Inc. (“Walmart”), a multinational retail corporation, from 2000 to 2010, where he held a number of executive positions, including Executive Vice President, Chief Marketing Officer (2005 to 2006) and Executive Vice President, Chief Merchandising Officer (2007 to 2010). From 2001 to 2005, Mr. Fleming was the Chief Executive Officer of Walmart.com, Walmart’s e-commerce platform, and was the Chief Merchandising Officer in 2000. He began his career at Dayton Hudson, previously a department store chain, and rose through the ranks to become the Senior Vice President of Merchandising. He was at Dayton Hudson from 1981 to 2000. Since April 2005, Mr. Fleming has served on the Board of Directors of USA Hockey Foundation, the philanthropic arm of USA Hockey. He previously served on the Board of Directors of each of Stitch Fix, an online subscription and personal styling service, from 2012 to 2014, Bi-Lo Holdings, LLC, a subsidiary of Southeastern Grocers, a supermarket portfolio, from 2012 to 2014 and Walmart de México y Centroamérica, the Mexican and Central American Walmart division, from 2006 to 2009. Mr. Fleming received his B.A. from Colorado College.

Sue E. Gove, age 60, is President of Excelsior Advisors, LLC, a retail consulting and advisory firm, and serves as a Senior Advisor to Alvarez & Marsal, a corporate consulting firm. Prior to founding Excelsior Advisors in August 2014, she was the President and Chief Executive Officer of Golfsmith International Holdings, Inc., an American golf specialty retailer, from October 2012 to April 2014 and President, from February 2012 to April 2014. Ms. Gove also served Golfsmith as Chief Operating Officer from September 2008 to October 2012, as Chief Financial Officer from March 2009 to July 2012 and as Executive Vice President from September 2008 to February 2012. In addition, Ms. Gove spent 25 years at Zale Corporation, a jewelry retailer, where she served in senior financial, operating and strategic roles, culminating in the EVP and Chief Operating Officer role. Ms. Gove currently serves on the boards of Tailored Brands, Inc., a retail holding company for various men's apparel stores since August 2017 and Iconix Brand Group, Inc., a brand management company. Previously, she was a director of each of Logitech International SA, a provider of personal computer and mobile peripherals, from September 2015 until September 2018 and AutoZone Inc., a retailer of aftermarket automotive parts and accessories, from July 2005 until December 2017. Ms. Gove received her BBA from the University of Texas at Austin.

Jeffrey A. Kirwan, age 52, will be appointed Executive Chairman of Maurices Incorporated (“maurices”), a specialty retailer focused on women’s value apparel, upon the closing of the acquisition of a majority equity stake in maurices by OpCapita Consumer Opportunities Fund II LP, which is expected to close by early summer 2019. Previously, Mr. Kirwan served as the Global President and Chief Executive Officer, Gap (“Gap”), a division of The Gap, Inc., a worldwide clothing and accessories retailer, from December 2014 until March 2018. Prior to that, he worked at Gap China as Executive Vice President and President, from February 2013 to December 2014, and as Senior Vice President, Managing Director and Chief Operating Officer from May 2011 to February 2013. Previously, he worked as Senior Vice President, Stores and Operations, Old Navy, a division of The Gap, Inc., from August 2008 to May 2011, and at Old Navy Canada as Senior Vice President and General Manager, from March 2008 to August 2008, and as Vice President and General Manager, from April 2007 to March 2008. Mr. Kirwan received his B.S. from Rhode Island College and an M.B.A. from the University of Maryland University College.

Joshua E. Schechter, 45, is a private investor. Mr. Schechter has also served as Chairman of the Board of Directors of SunWorks, Inc., a premier provider of high-performance solar power solutions, since May 2018 and as a director since April 2018, as a director of Genesco Inc., a specialty retailer of footwear and accessories, since April 2018 through Genesco’s 2019 annual meeting, Viad Corp, an S&P SmallCap 600 international experiential services company, since April 2015, and a director of Support.com, Inc., a leading provider of cloud-based software and services, since June 2016. He previously served as a director of Aderans Co., Ltd. (“Aderans”), a multi-national company engaged in hair-related business, and as the Executive Chairman of Aderans America Holdings, Inc., Aderans’ holding company in the United States, from August 2008 to May 2015. From 2001 to June 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to June 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the board of directors of The Pantry, Inc., a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015, WHX Corporation (n/k/a Handy & Harman Ltd.), a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves, from 2005 until 2008; and Puroflow, Inc. (n/k/a Argan, Inc.), a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003. Mr. Schechter earned an MPA in Professional Accounting and a BBA from The University of Texas at Austin.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that is the trusted expert for the home and heartfelt life events. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company's actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company's plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company's development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company's common stock and its effect, and the effect of other factors, on the Company's capital allocation strategy; the impact of goodwill and intangible asset impairments; disruptions to the Company's information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company's or a third party product or service supplier's compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT: Matthew Sherman / Tim Lynch / Adam Pollack / Arielle Rothstein

Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449

EXHIBIT C

RESIGNATION LETTER

May 28, 2019

Board of Directors

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Reference is made to that certain Cooperation and Support Agreement, dated as of May 28, 2019, by an among Bed Bath & Beyond Inc. (the “Company”), Legion Partners Holdings, LLC and the other persons and entities listed on Schedule A thereto, Macellum Advisors GP, LLC and the other persons and entities listed on Schedule B thereto and Ancora Advisors, LLC (“Ancora”) and the other persons and entities listed on Schedule C thereto (the “Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(f) of the Agreement, I hereby tender my irrevocable resignation as a member of the Board of Directors of the Company and any subsidiaries thereof and each board committee on which I may serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) any Investor, Related Person or Additional LMA Group Member submits a notice of nomination or business proposal to the Company and (ii) any resignation shall be effective only as, if and when accepted by the Board of Directors.

Very truly yours,

/s/ John E. Fleming

John E. Fleming

May 28, 2019

Board of Directors

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Reference is made to that certain Cooperation and Support Agreement, dated as of May 28, 2019, by an among Bed Bath & Beyond Inc. (the “Company”), Legion Partners Holdings, LLC and the other persons and entities listed on Schedule A thereto, Macellum Advisors GP, LLC and the other persons and entities listed on Schedule B thereto and Ancora Advisors, LLC (“Ancora”) and the other persons and entities listed on Schedule C thereto (the “Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(f) of the Agreement, I hereby tender my irrevocable resignation as a member of the Board of Directors of the Company and any subsidiaries thereof and each board committee on which I may serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) any Investor, Related Person or Additional LMA Group Member submits a notice of nomination or business proposal to the Company and (ii) any resignation shall be effective only as, if and when accepted by the Board of Directors.

Very truly yours,

/s/ Sue E. Gove

Sue E. Gove

May 28, 2019

Board of Directors

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Reference is made to that certain Cooperation and Support Agreement, dated as of May 28, 2019, by an among Bed Bath & Beyond Inc. (the “Company”), Legion Partners Holdings, LLC and the other persons and entities listed on Schedule A thereto, Macellum Advisors GP, LLC and the other persons and entities listed on Schedule B thereto and Ancora Advisors, LLC (“Ancora”) and the other persons and entities listed on Schedule C thereto (the “Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(f) of the Agreement, I hereby tender my irrevocable resignation as a member of the Board of Directors of the Company and any subsidiaries thereof and each board committee on which I may serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) any Investor, Related Person or Additional LMA Group Member submits a notice of nomination or business proposal to the Company and (ii) any resignation shall be effective only as, if and when accepted by the Board of Directors.

Very truly yours,

/s/ Jeffrey A. Kirwan

Jeffrey A. Kirwan

May 28, 2019

Board of Directors

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Reference is made to that certain Cooperation and Support Agreement, dated as of May 28, 2019, by an among Bed Bath & Beyond Inc. (the “Company”), Legion Partners Holdings, LLC and the other persons and entities listed on Schedule A thereto, Macellum Advisors GP, LLC and the other persons and entities listed on Schedule B thereto and Ancora Advisors, LLC (“Ancora”) and the other persons and entities listed on Schedule C thereto (the “Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(f) of the Agreement, I hereby tender my irrevocable resignation as a member of the Board of Directors of the Company and any subsidiaries thereof and each board committee on which I may serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) any Investor, Related Person or Additional LMA Group Member submits a notice of nomination or business proposal to the Company and (ii) any resignation shall be effective only as, if and when accepted by the Board of Directors.

Very truly yours,

/s/ Joshua E. Schechter

Joshua E. Schechter